CERTIFICATE OF AMENDMENT

                                       OF

                              AMENDED AND RESTATED
                    CERTIFICATE OF INCORPORATION, AS AMENDED,

                                       OF

                                D.R. HORTON, INC.

     D.R. Horton, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That on November 21, 2002, at a meeting of the Board of Directors of the Corporation, resolutions were adopted proposing and declaring advisable the following amendment to the Corporation's Amended and Restated Certificate of Incorporation, as amended (the "Amendment"):

          RESOLVED, that Article Fourth of the Corporations' Amended and Restated Certificate of Incorporation, as amended, be amended to read in its entirety as follows:

                    "FOURTH:  The  Corporation  shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the Corporation shall be authorized to issue is Four Hundred Thirty Million (430,000,000); the total number of shares of Preferred Stock shall be Thirty Million (30,000,000) and each such share shall have a par value of ten cents ($.10); and the total number of shares of Common Stock shall be Four Hundred Million (400,000,000) and each such share shall have a par value of one cent ($.01). Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the voting rights, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding)."

     SECOND: That upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at the Annual Meeting of Stockholders of the Corporation held on January 30, 2003, a majority of all of the shares entitled to vote at the meeting and a majority of the shares entitled to vote at the meeting as a class voted in favor of the Amendment.

     THIRD: That the Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Donald R. Horton, its Chairman of the Board, and attested by Thomas B. Montano, an Assistant Secretary, this 3rd day of February 2003.

                                        D.R. Horton, Inc.



                                        By: /s/ Donald R. Horton
                                           ---------------------
                                            Donald R. Horton,
                                            Chairman of the Board





ATTEST:



/s/ Thomas B. Montano
---------------------
Thomas B. Montano,
Assistant Secretary


                                        2